Amended and Restated Investment Management Services Agreement
Between College Retirement Equities Fund and
TIAA-CREF Investment Management, LLC

SCHEDULE B

2016 Reimbursement Rates

Annual Expense Deductions (as a percentage of average net assets)

For the period May 1, 2016 through April 30, 2017

Stock Account-All Classes 0.150%
Global Equities Account-All Classes 0.140%
Growth Account-All Classes 0.080%
Equity Index Account-All Classes 0.025%
Bond Market Account-All Classes 0.115%
Inflation-Linked Bond Account-All Classes 0.045%
Social Choice Account-All Classes 0.085%
Money Market Account-All Classes 0.040%

Date: Effective May 1, 2016 in accordance with prior approval by the CREF Board on March 24, 2016.